UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 16, 2004

Fog Cutter Capital Group Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	0-23911	52-2081138
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1410 SW Jefferson Street, Portland, OR 97201
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (503) 721-6500

Item 4. Change in Registrant’s Certifying Accountants

On July 16, 2004, Ernst & Young LLP advised the registrant, Fog Cutter Capital Group Inc. (the “Company”), that the firm will resign as the Company’s auditors upon completion of its review of the interim financial information for the second quarter of 2004 and filing of the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2004.

The reports of Ernst & Young LLP on the Company’s financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

The Company’s audit committee did not recommend a change in accountants and, as a result of the resignation, has begun a search for a new independent auditing firm.

During the Company’s most recent two fiscal years and from January 1, 2004 through July 23, 2004, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreements in connection with its report.

During the Company’s most recent two fiscal years and from January 1, 2004 through July 23, 2004, there were no “reportable events” as such term is described in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided a copy of this Report to Ernst & Young LLP and requested that Ernst & Young LLP furnish the Company with a letter addressed to the Commission stating whether it agrees with the statements made by the Company in response to this item and, if not, stating the respects in which it does not agree. A copy of that letter is filed as Exhibit 16 to this Report.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

The following exhibits are filed as part of this report:

Exhibit 16 — Letter dated July 23, 2004 to Securities and Exchange Commission from Ernst & Young LLP.

Exhibit 99 — Press release dated July 23, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Fog Cutter Capital Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 23, 2004

FOG CUTTER CAPITAL GROUP INC.

	By:	/s/ R. Scott Stevenson
R. Scott Stevenson
Senior Vice President and
Chief Financial Officer